UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Paya Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2199433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Perimeter Center North Suite 600, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.0001 value per share	The Nasdaq Capital Market
Warrants, each warrant to purchase one share of Common Stock	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement number to which this form relates: 333-240410

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

 None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the shares of common stock, par value $0.0001 per share (the “Common Stock”) of Paya Holdings Inc. (formerly FinTech Acquisition Corp. III Parent Corp.) (the “Company”) and warrants to purchase Common Stock (the “Warrants”). The description of the Common Stock and Warrants contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on August 4, 2020, as amended from time to time (File No. 333-240410) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein. The Company changed its name from “Fintech Acquisition Corp. III Parent Corp.” to “Paya Holdings Inc.” upon the closing of the merger (the “Merger”) described in the Registration Statement.

Item 2.	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 3, 2020, by and among GTCR-Ultra Holdings, LLC, GTCR-Ultra Holdings II, LLC, FinTech III Merger Sub Corp., FinTech Acquisition Corp. III, FinTech Acquisition Corp. III Parent Corp., GTCR/Ultra Blocker, Inc. and GTCR Fund XI/C LP (included as Annex A to the proxy statement/prospectus included with the Registration Statement filed on September 21, 2020).
3.1	Form of Amended and Restated Certificate of Incorporation of FinTech Acquisition Corp. III Parent Corp., (included as Annex C to the proxy statement/prospectus included with the Registration Statement filed on September 21, 2020).
3.2	Form of Bylaws of FinTech Acquisition Corp. III Parent Corp. (included as Exhibit 3.4 to the Registration Statement filed on August 5, 2020).
4.1	Specimen Common Stock Certificate (included with the Registration Statement filed on September 16, 2020).
4.2	Specimen Warrant Certificate (included in Exhibit 4.3 as filed within the Registration Statement filed on September 21, 2020).
4.4	Warrant Agreement, dated November 15, 2018, between Continental Stock Transfer & Trust Company and FinTech Acquisition Corp. III (included within FinTech Acquisition Corp. III’s Current Report on Form 8-K filed on November 21, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Very truly yours,

PAYA HOLDINGS Inc.

By:	/s/ GLENN RENZULLI
Name: Glenn Renzulli
Title: Chief Financial Officer

Dated: October 16, 2020

2